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                                                                     EXHIBIT 1.A

                                                                  EXECUTION COPY



                            BINDING LETTER OF INTENT

Louise T. Blouin MacBain ("LTBM"), Rothschilds Trust Guernsey Limited (the "LTBM Trustees"), as trustees of the Leo Trust (the "LTBM Trust"), John H. MacBain ("JHM") and Codan Trust Company Limited (the "JHM Trustees") as trustees of The JACTMAC Media Trust (the "JHM Trust"), intending to be legally bound, hereby agree as follows as of September 26, 2002. Although this letter of intent contemplates the execution and delivery of definitive agreements, it is intended to be legally binding upon each of LTBM, the LTBM Trust, JHM and the JHM Trust.

1. LTBM's entire indirect interest in Trader Classified Media N.V. (the "Company") (24,165,307 shares) (the "LTBM Company Shares") will be removed from the Emmet holding structure and transferred directly to the LTBM Trustees (or a special purpose company wholly owned by the LTBM Trustees) to be held in a trust of which LTBM and/or her children are the sole beneficiaries for the term of the Option described below (except for the shares released pursuant to Section 4 below). LTBM may cause to be created a second trust (the "LTBM A Shares Trust"), to the trustees of which (or to a special purpose company wholly owned by the trustees of which) may be transferred the Company A Shares comprised within the LTBM Company Shares, provided that the trustees of the LTBM A Shares Trust agree to be bound by the relevant parts of this Binding Letter of Intent. The beneficiaries of the LTBM A Shares Trust shall be LTBM and/or any other person she designates. In such event, references herein to the LTBM Trust shall be deemed to be references to both the LTBM Trust and the LTBM A Shares Trust and references herein to the LTBM Trustees shall be deemed to be references to both the LTBM Trustees and the LTBM A Shares Trustees.

     The LTBM Trustees will agree with JHM and the JHM Trustees as follows:

     a. The JHM Trustees or any entity designated by them would have the option described in Section 2 below (the "Option") to purchase 20,665,307 of the LTBM Company Shares from the LTBM Trusts for a price (the "Option Price") equal to (i)E7.50 per share (E7.50 x 20,665,307 =E 154,989,803) plus interest at 4.9% per annum, compounded annually, calculated from the Closing Date (as defined below) until the first anniversary of the Closing Date (the "First Anniversary") or (ii)E8.10 per share (E8.10 x 20,665,307 = 167,388,987) plus interest at 4.9% per annum, compounded annually, calculated from the First Anniversary until October 15, 2004. The term of the Option from the Closing Date to October 15, 2004 is hereinafter referred to as the "Option Term"; PROVIDED that, if the Option is exercised, the date of exercise is the last day of the Option Term. The "Closing Date" means the date the transactions contemplated by the definitive documents referred to in
          Section 20.a. below are consummated.

     b. During the Option Term, except for the releases of shares contemplated by Section 4, the LTBM Trustees may not sell or in any way dispose of or agree to sell or agree to


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          in any way dispose of any of the LTBM Company Shares held by them and not released pursuant to Section 4 below without the JHM Trustees' written consent. Notwithstanding the foregoing, the LTBM Trustees may pledge the shares in support of a borrowing as provided in Section 3 below.

     c. The LTBM Trustees shall continue to have the right to vote the LTBM Company Shares held in the LTBM Trusts. JHM shall have no right to direct the voting of the LTBM Company shares.

     d. If the JHM Trustees (or their designee) do not exercise the Option by October 15, 2004, the LTBM Trustees will thereafter hold the LTBM Company Shares held in the LTBM Trusts solely in accordance with the terms of the trust deeds establishing the LTBM Trusts.

     e. During the Option Term, neither LTBM nor the LTBM Trustees will do or consent to anything that would cause Company B shares held in the LTBM Trusts to be converted into Company A shares.

2. The Option would be exercisable at any time through October 15, 2004 in whole, but not in part. Payment of the Option Price could be made:

     a.   in cash;

     b.   in Institutional Notes (as defined below); or

     c.   any combination of the foregoing.

          As used herein, "Institutional Notes" means promissory notes issued by any entity or guaranteed by any entity so long as (a) the payor or guarantor (which shall not be a UK entity) has a credit rating equivalent to or better than Wendel Investissements on the date hereof ; (b) the interest rate is not less than 4.9% per annum, compounded annually; and (c) the timing of principal payments thereunder are no less favorable to LTBM than the following cumulative amounts: 38.80% on the date of delivery of the Institutional Notes, 64.66% on August 31, 2003, 73.97% on August 31, 2004, 83.28% on August 31, 2005, 92.59%
          on August 31, 2006, 100% on August 31, 2007. If the Option is exercised later than August 31, 2003 or August 31, 2004, the payment due on the date of delivery of the Institutional Notes would be increased (i.e. front-end loaded) and not spread out over the remaining payments.

     It is understood by the parties that the JHM Trustees or their designee would be free to exercise the Option and then sell their entire interest in the Company subject only to JHM's and the JHM Trustees' obligations under Sections 7, 8 and 19.b. below, if applicable.

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3.   The LTBM Trustees may borrow money secured by the LTBM Company Shares held by the LTBM Trust and to on-lend the proceeds to LTBM; PROVIDED that the terms of any loan agreement will include a provision to the effect that, upon an Event of Default under the loan agreement, the lender shall be required to give notice to JHM and the JHM Trustees who shall then have 15 business days to exchange or cause to be exchanged Company A shares for an equal number of B shares comprised within the LTBM Company Shares that secure the loan. Whether or not an Event of Default shall have occurred, the loan agreement shall provide that, under no circumstances, shall the lender, any collateral agent or any third party have the right to take title to or cause to be sold the B shares comprised within the LTBM Company Shares without JHM and the JHM Trustees first having a right to exchange A shares for such B shares. In addition, if the lender will not release its security interest in the shares so as to allow the JHM Trustees (or their designee) to exercise the Option without first having been paid, JHM and the JHM Trustees shall be entitled to make such arrangements such that a portion of the Option Price is paid directly to the lenders concurrently with the exercise of the Option and the lenders shall deliver the shares as directed by JHM and the JHM Trustees.

4. 3,500,000 A shares will be released directly or indirectly to the LTBM Trusts on the Closing Date. The LTBM Trustees may hold the shares released or sell them, without restriction. During the Option Term, each of JHM and the JHM Trustees agrees not to sell more than 3,500,000 of the Company shares held by them and not to sell any Company shares during the six months following the Closing Date and during the three months preceding October 15, 2004. Promptly following the execution of this Binding Letter of Intent, JHM and LTBM agree to take and agree to cause their respective trustees to take all legal and administrative steps reasonably necessary to allow Floscule to sell up to 3,500,000 of the A shares released to the LTBM Trusts pursuant to the first sentence of this Section on behalf of the LTBM Trusts and JHM agrees to use his best efforts to cause up to 3,500,000 of the A shares released to the LTBM Trusts pursuant to the first sentence of this Section held by Floscule on behalf of the LTBM Trusts to be sold at a price not less than that specified by LTBM. The proceeds of such sale(s), together with any of the 3,500,000 shares that could not be sold, shall be released to the LTBM Trusts on the Closing Date in accordance with the structure and methodology contemplated by the tax note attached as Appendix
     B. If the Closing Date does not occur for any reason, the proceeds of such sale(s), together with any of the 3,500,000 shares that could not be sold, shall continue to be held by Floscule on behalf of both LTBM and JHM and/or their respective trusts.

     LTBM and the LTBM Trustees agree not to vote any of the A shares released to her on the Closing Date and each of JHM and the JHM Trustees agrees not to vote an aggregate of 3,500,000 A shares held by them, less any shares sold by them during the Option Term as permitted by the third sentence of the preceding paragraph. In addition, during the Option Term each of LTBM and JHM and the trustees of their respective trusts agrees not to vote any Company shares acquired after the date of this Binding Letter of Intent. If the Option expires unexercised, each of JHM and the JHM Trustees agree not to vote a number of shares equal to the number of shares sold by LTBM after such Option expiration, up to a maximum of 1,500,000 shares, less any shares sold by JHM and the JHM Trustees after such Option expiration. These voting limitations shall apply during

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     the Option Term and, if the Option expires unexercised, after the Option
     Term until (a) in the case of the limitation applicable to JHM, LTBM or the LTBM Trusts own less than 10.0 million shares, and (b) in the case of the limitation applicable to LTBM, JHM or the JHM Trusts owns less than 10.0 million shares.

5. If the JHM Trustees (or their designee) do not exercise the Option by October 15, 2004:

     a.   the Option will terminate; and

     b. the LTBM Trustees will thereafter hold the remaining LTBM Company Shares solely in accordance with the terms of the Trust Deeds establishing the LTBM Trusts.

6. If Class A shares of the Company are released under Section 4, since both parties agree to an orderly sale of shares into the market, JHM will upon LTBM's request use commercially reasonable efforts to cause members of the Company management designated by LTBM to work with LTBM's or the LTBM Trustees' broker to effect an orderly sale of the shares, including, if necessary, meeting with potential buyers as is reasonably requested, subject to applicable securities law.

7. If the JHM Trustees (or their designee) exercise the Option on or prior to the First Anniversary, the JHM Trustees will make or cause to be made an additional cash payment (by way of additional purchase price for the shares bought by the JHM Trustees) to the LTBM Trustees in the following amount:

          i) in the event of a Sale Event (as defined in the December 7, 2001 draft Transaction Agreement) occurring between 9 months and the sixth anniversary of the Closing Date, see the additional payment formula based on the 20,665,307 shares bought by the JHM Trustees in APPENDIX A; or

          ii) from the 6th to the 10th anniversary of closing, by forcing JHM and the JHM Trustees to do a block trade of shares (provided the Company is public and the share price is above E12 per share, NPV using a 4.9% discount rate) and pay LTBM E14 million (see APPENDIX A); or

          iii) on the 10th anniversary of closing, if neither i) nor ii) has occurred, the JHM Trustees will pay LTBM E7 million (see APPENDIX A).

          No payment will be payable under this Section 7 if any payment is made under the "make good" provision in Section 2.06 of the December 7, 2001 draft Transaction Agreement, as modified by Section 8 below.

8. The "make good" provision in Section 2.06 of the December 7, 2001 draft Transaction Agreement will continue to apply except (i) the June 7, 2002 date will be changed to July 31, 2003 and (ii) references to E5.50 will be changed to E8.00.

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9.   During the Option Term, if LTBM acquires any shares of the Company, including as a result of the exercise of her option to acquire 258,492 shares, she shall be free to dispose of such shares as she wishes. Subject to applicable law and the Company's blackout policy, JHM agrees to use his best efforts to cause the Company to issue the shares issuable upon LTBM's exercise of her option. LTBM agrees not to vote such shares during the Option Term or after the Option Term if the Option expires unexercised, so long as JHM or the JHM Trust continues to own more than 10.0 million shares. During the Option Term, if JHM or the JHM Trust acquires any shares of the Company, including as a result of the exercise of his option to acquire 258,492 shares, he shall be free to dispose of such shares as he wishes. JHM and the JHM Trustees agree not to vote such shares during the Option Term or after the Option Term if the Option expires unexercised, so long as LTBM or the LTBM Trust continues to own more than 10.0 million shares.

10. During the Option Term, the LTBM Trustees upon the direction of LTBM shall designate Marie Blouin Nightingale to serve on the supervisory board of the Company as a nominee of the Floscule Group. JHM and the JHM Trustees shall vote, or cause to be voted, all of their Company shares, and, if necessary, shall exercise their rights under the Shareholders Agreement dated as of March 16, 2000 (the "Shareholders Agreement") to cause Wendel Investissements to vote, in favor of electing and re-electing such individual.

11. During the Option Term, LTBM (on behalf of the LTBM Trusts) shall be entitled to meet with operating and financial management of the Company once per fiscal quarter. LTBM shall be entitled to select the members of management with whom she would like to meet (provided such members of management have not committed to be away on business or vacation on the proposed meeting date prior to the receipt of the notice referred to in the next sentence). Each such meeting will be held during the sixth or seventh week after the end of each fiscal quarter of the Company on a date specified by LTBM in writing not less than 14 days before the proposed meeting date at a mutually convenient time and place. If LTBM requests, JHM will attend such meeting himself; otherwise, JHM will not attend such meetings. If LTBM requests nonpublic information, LTBM agrees to sign a confidentiality agreement in customary form. LTBM acknowledges that securities law in the U.S. and other countries prohibit the sale of securities while in possession of material nonpublic information. JHM shall use his best efforts to cause the Company's operating and financial management to attend each such meeting.

12. If the Option expires unexercised and for so long as LTBM or the LTBM Trustees own, directly or indirectly, at least 20.0 million shares, each of the JHM Trustees and JHM agree to vote, and, if necessary, to exercise their rights under the Shareholders Agreement to cause Wendel Investissements to vote, all of their shares in favor of the election of two designees of LTBM to the supervisory board of the Company as nominees of the Floscule Group (which may include LTBM herself). If the Option expires unexercised and for so long as LTBM or the LTBM Trustees own, directly or indirectly, at least 10.0 million shares, each of the JHM Trustees and JHM agree to vote, and, if necessary, to exercise their rights under the Shareholders Agreement to cause Wendel Investissements to vote, all of their shares in favor of LTBM's election to the supervisory board of the Company as a nominee of the Floscule Group.

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     After the Option Term, if (a) the Option expires unexercised, (b) LTBM or the LTBM Trustees desire to sell all of their remaining shares to a single third party and (c) the Shareholders Agreement remains in full force and effect in substantially its current form, then JHM and the JHM Trustees will agree, subject to their rights in Section 16 below, to enter into a shareholders agreement with such third party pursuant to which such third party will have the rights and obligations that Wendel Investissements has under Article 4 of the current Shareholders Agreement. It is understood that JHM and/or the JHM Trustees would continue to control the Company, including having all of Floscule Group's rights as Majority Holder thereunder (including the right to appoint a majority of the supervisory board members). In addition, JHM would agree to use his best efforts to cause the Company and Wendel Investissements to agree to allow any party to whom LTBM or the LTBM Trustees sold at least 10.0 million shares to attend quarterly meetings with management, to have one board observer and to have the right to nominate one of the two independent members of the Company supervisory board (so long as such member satisfies all applicable legal and regulatory requirements for independence); PROVIDED that, if LTBM or the LTBM Trustees sell at least 15.0 million shares to any party, JHM would agree to use his best efforts to cause the Company and Wendel Investissements to agree to allow such party to have the right to an additional board observer (which, for such party, means two observers in total).

     After the Option Term, if (a) the Option expires unexercised, (b) LTBM or the LTBM Trustees desire to sell all of their remaining shares to a single third party and (c) the Shareholders Agreement is no longer in effect in substantially its current form, then each of JHM and the JHM Trustees will agree, subject to their rights in Section 16 below, to enter into a shareholders agreement with such third party pursuant to which such third party will have substantially all of the rights and obligations that Wendel Investissements has under the current Shareholders Agreement. It is understood that that JHM and the JHM Trustees would continue to control the Company, including having all of Floscule Group's rights as Majority Holder thereunder (including the right to appoint a majority of the supervisory board members).

     In addition, if the Option expires unexercised, at the request of LTBM, JHM will use his best efforts to cause the Company to prepare and conduct a roadshow for any sale by the LTBM Trusts of not less than 5.0 million shares (it being understood that the timing of such sale shall be mutually acceptable to both LTBM (on behalf of the LTBM Trustees) and the Company).

13. During the Option Term, if JHM and the JHM Trustees either alone or together with Wendel Investissements desires to take the Company private such that (a) after the transaction either JHM and the JHM Trustees alone or JHM and the JHM Trustees and Wendel Investissements together would have voting control of the Company and (b) the Company's shares would no longer be publicly traded on any securities exchange, then, prior to closing any such going private transaction, JHM and the JHM Trustees would be required to obtain the consent of LTBM. Unless the LTBM Trustees otherwise consent,

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     the LTBM Trustees shall be entitled to receive the same consideration as may be payable to the public shareholders in any such transaction that closes during the Option Term.

14. During the Option Term, JHM and the JHM Trustees may pledge their Company shares as security for a loan, but the applicable loan agreement must have parallel provisions to those described in Section 3 above providing certain rights to LTBM or the LTBM Trustees.

15. If LTBM dies during the Option Term, the JHM Trustees's option rights shall survive for the remainder of the Option Term to the extent not prohibited by applicable law. If JHM dies during the Option Term, LTBM or the LTBM Trustees shall have the option to acquire the JHM Trust's shares on the same terms as provided herein.

16. After the Option Term, if the Option expires unexercised, neither LTBM nor JHM nor their respective trustees (the "Seller") shall consummate a sale of Company B shares without the Seller (a) first having offered such B shares to the other pursuant to a 60 day (30 days in the case of sales of 1,000,000 shares or less) right of first refusal and (b) first having offered the other a right to exchange such B shares for an equal number of A shares, PROVIDED that, in each case, the other continues to own beneficially (whether or not subject to a trust) at least 10.0 million shares. The same restrictions shall apply to JHM and the JHM Trustees during the Option Term (it being understood that (i) if the JHM Trustees or their designee exercise the Option, the restrictions shall no longer apply to the JHM Trust or to JHM no matter when the sale of B shares takes place after the Option exercise and (ii) LTBM or the LTBM Trustees, as provided in Section 1(b) above, is prohibited from selling any shares subject to the option during the Option Term). In addition, during the Option Term, and after the Option Term if the Option expires unexercised and LTBM owns at least 10.0 million shares, if JHM or the JHM Trustees consummates a sale of any of their Company shares (subject to LTBM's right of first refusal), LTBM and the LTBM Trustees shall have the right to tag-along such sale, PROVIDED that, if the JHM Trustees or their designee exercise the Option, the tag-along rights of LTBM and the LTBM Trustees shall no longer apply no matter when the sale of shares takes place after the Option exercise. Similarly, after the Option Term, if the Option expires unexercised and JHM and the JHM Trustees own at least 10.0 million shares, if LTBM or the LTBM Trustees consummate a sale of any of her shares in a transaction in which
     Section 3.5 of the Shareholders Agreement is applicable, each of JHM and the JHM Trustees shall have the right to tag-along such sale. If the Option expires unexercised, after the Option Term, each of LTBM and JHM and their respective trustees will use commercially reasonable efforts to inform the other in advance of any sales of more than 100,000 shares (subject to the rights of first offer and exchange described earlier in this Section 16).

17. JHM agrees to discharge all obligations LTBM allegedly owes the Company in respect of the Company's payment of personal expenses of LTBM prior to the date hereof, subject to the Company providing reasonable supporting documentation for its claims.

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18.  Each of the LTBM Trustees and the JHM Trustees (the "Trustees") has entered into this Binding Letter of Intent solely in its capacity as trustee of the respective trusts of which they are trustees and the obligations of the Trustees hereunder are subject to the provisions of such trusts. Notwithstanding any other provision of this Binding Letter of Intent, any and all liabilities of the Trustees created by this Binding Letter of Intent shall be limited to the extent such liability can be met from and out of the funds or other property from time to time subject to the trusts of the respective trusts and, accordingly:

     a. the obligations of, and rights against, the Trustees under this Binding Letter of Intent and any and all liability of the Trustees that may otherwise arise in connection with this Binding Letter of Intent and the matters contained in this Binding Letter of Intent shall be performed, satisfied and paid only out of, and enforced only against and recourse under this Binding Letter of Intent shall be had only against, the funds and or other property from time to time subject to the trusts contained in the respective trust deeds; and

     b. no obligation of the Trustees under this Binding Letter of Intent or that otherwise may arise in connection with the matters contained in this Binding Letter of Intent is binding upon, nor in respect thereof shall any resort or recourse be had, judgment issued, or execution or other process levied against, any other property of the Trustees held in its capacity as trustee under other trust instruments or held in its personal capacity.

19. Prior to the Closing Date, JHM will put in place an estate plan providing as follows, except as may be otherwise agreed with LTBM:

     a. If JHM dies during the Option Term, JHM will bequeath to trusts for each of the 3 children of JHM and LTBM (the "Children's Trusts") all of his B shares in the Company (divided equally) subject to LTBM's or the LTBM Trustees' option under Section 15; the Children's Trusts must swap any B shares for LTBM's A shares prior to any sale of B shares; if LTBM exercises her option, the proceeds of such exercise will be paid to the Children's Trusts;

     b. If JHM dies after exercise of the Option and does not then have voting control of the Company, JHM will bequeath to the Children's Trusts (divided equally) not less than 60% of the cash and liquid securities in his estate;

     c. If JHM dies after exercise of the Option and then has voting control of the Company, JHM will bequeath to the Children's Trusts (divided equally) shares constituting not less than voting control of the Company and constituting at least 60% of his total number of A and B shares; and

     d. If JHM dies after the Option Term without the Option having been exercised and, at the time of death, JHM has more than 10.0 million shares of the Company, JHM will bequeath to the Children's Trusts all of his shares in the Company (divided equally) with the express instruction that the trustees, acting in concert with

          LTBM, shall sell the Company within a reasonable period of time in a process designed to obtain the highest cash price, unless LTBM and, in the exercise of their fiduciary duties, the trustees agree otherwise.

     The trustees of the Children's Trusts will be independent of CGIP. On or before the Closing Date, JHM will provide evidence that this estate plan has been put in place (it being understood that written confirmation of such from a reputable third party adviser to JHM is acceptable evidence).

20.  a.   Each of LTBM and JHM and their respective trustees agree to execute all agreements, instruments, releases, certificates, resolutions and other documents necessary to effect the foregoing using the December 7, 2001 draft Transaction Agreement to the extent not superseded by the terms of this agreement. Each of LTBM and JHM and their respective trustees agrees to use her or his best efforts to cause the Closing Date to occur before October 31, 2002. Each of LTBM and JHM and the trustees of their respective trusts agrees exercise all powers they may have under the Shareholders Agreement, including granting any necessary waivers and consents thereunder or refraining from exercising any rights or powers they may have thereunder, in order to effectuate the purposes of this Binding Letter of Intent.

     b. Each party shall be required to bear its own financial, tax, legal, advisory and other expenses in connection with the negotiation, documentation and closing of the transactions contemplated by this agreement. Notwithstanding the foregoing, JHM agrees to cause his tax advisors to consult with and provide assistance to LTBM's tax advisors in connection with the removal of LTBM's shares in the Company from the Emmet holding company structure. It is agreed that the removal of LTBM's shares in the Company from the Emmet holding company structure must have no negative tax or voting consequences to LTBM or JHM.

     c. Except to the extent required by law or the rules and regulations of any applicable securities exchange or regulatory body, neither JHM nor LTBM shall issue any press release or make any public announcement (including the filing of any public document) in connection with the transactions contemplated by this agreement. If such a release or announcement is so required, the party issuing the release or making the announcement shall consult with the other party on the terms of such release or announcement (including, if applicable, providing to the other party a copy of any document intended to be publicly filed). To the extent that the Company is required by law or the rules and regulations of any applicable securities exchange to issue any press release or make any public announcement (including the filing of any public document) in connection with the transactions contemplated by this agreement, JHM shall use his best efforts to cause the Company to consult with LTBM on the terms of such release or announcement (including, if applicable, providing to LTBM a copy of any document intended to be publicly filed). In addition, JHM agrees not to issue a press release personally, and agrees to use his best efforts to cause the Company not to issue a press release, without LTBM's consent that (a) comments on or otherwise characterizes LTBM's reasons for the transactions contemplated by this Binding Letter of Intent or (b) makes reference to LTBM other than for the purpose of describing the transactions contemplated by this Binding Letter of Intent in a strictly factual way.

     d. Each of the parties to this Binding Letter of Intent agrees that their rights hereunder are personal and may not be assigned or otherwise transferred to any other person without the written consent of the other party.

     e. Each of LTBM and JHM agrees to instruct the trustees of the trusts that hold their direct or indirect interests in Company shares to sign this Binding Letter of Intent within 24 hours of their own signature of this Binding Letter of Intent.

     f. All share numbers and per share prices in this Binding Letter of Intent shall be appropriately adjusted in the event of a stock split, stock dividend, recapitalization or other similar transaction by the Company.

     g. This Binding Letter of Intent may be signed in any number of counterparts, each of which shall be original, with the same effect as if the signatures hereto and thereto were upon the same instrument.

21. This agreement shall expire if the Closing Date does not occur by 11:59 p.m. (London time) October 31, 2002.


Agreed and Accepted as of the date first above written.




----------------------------------       ---------------------------------------
    Louise T. Blouin MacBain                 Rothschilds Trust Guernsey Limited,
                                             as trustees of the Leo Trust


Agreed and accepted as of the date first above written.


----------------------------------        The JACTMAC Media Trust
         John H. MacBain
                                          By:  Codan Trust Company Limited,
                                               Trustee

                                          By:
                                             -----------------------------------
                                             Name
                                             Title

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                                   APPENDIX A

Three ways to obtain additional payment if the JHM Trustees exercise their option to purchase all of the LTBM Company Shares held in the LTBM Trusts on or prior to the First Anniversary:

                                            i)       Sale Event
                                            ii)      Block Trade
                                            iii)     Terminal Payment

       -------------------------------------------------------------------------------------------------------
                                                                                  ADDITIONAL PAYMENT
                       DATE                               SALE PRICE              PER SHARE BOUGHT BY JOHN
       -------------------------------------------------------------------------------------------------------
       i)*        Between July 31, 2003 and   8.50 Euros net present value (4.9%  0.20 Euros x
                  the 6th anniversary of      discount rate)                      14,633,149/20,665,307 per
                  closing                                                         share NPV (4.9% discount
                                                                                  rate)
                  --------------------------------------------------------------------------------------------
                                              10.00 Euros net present value       0.30 Euros x
                                              (10.0% discount rate)               14,633,149/20,665,307 per
                                                                                  share NPV (4.9% discount
                                                                                  rate)
                  --------------------------------------------------------------------------------------------
                                              11.50 Euros net present value       0.40 Euros x
                                              (10.0% discount rate)               14,633,149/20,665,307 per
                                                                                  share NPV (4.9% discount
                                                                                  rate)
                  --------------------------------------------------------------------------------------------
                                              13.00 Euros net present value       0.50 Euros x
                                              (10.0% discount rate)               14,633,149/20,665,307 per
                                                                                  share NPV (4.9% discount
                                                                                  rate)
                  --------------------------------------------------------------------------------------------
                                              14.50 Euros net present value       0.60 Euros x
                                              (10.0% discount rate)               14,633,149/20,665,307 per
                                                                                  share NPV (4.9% discount
                                                                                  rate)
       -------------------------------------------------------------------------------------------------------

       -------------------------------------------------------------------------------------------------------
       ii)        Between the 6th             Share price is above 12.00 Euros    14 million Euros (flag price)
                  anniversary of closing      net present value (4.9% discount
                  and the 10th anniversary    rate)
                  of closing
       -------------------------------------------------------------------------------------------------------

       -------------------------------------------------------------------------------------------------------
       iii)*      On the 10th anniversary     N/A                                 7 million Euros (flag price)
                  of closing
       -------------------------------------------------------------------------------------------------------

         * A Take Private does not count as a Sale Event. In the event of a Take Private which is followed by a Sale Event between July 31, 2003 and the 6th anniversary of closing, i) applies. In the event of a Take Private which is not followed by a Sale Event between July 31, 2003 and the 6th anniversary of closing, iii) applies, but ii) would not because the Company would be private.





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